ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of May 9, 2016 by and between MGT Cybersecurity Inc., a Delaware corporation (the “Buyer”), MGT Capital Investments, Inc., a Delaware corporation (“Parent”) and D-Vasive, Inc., a Wyoming corporation (“D-Vasive”), and the shareholders of D-Vasive, Inc. identified on the signature page hereto (together with D-Vasive, the “Sellers”).

RECITALS

WHEREAS, D-Vasive is in the business of development and marketing of certain privacy and anti-spy applications (the “Business”), and owns certain intellectual property and other assets related to the Business;

WHEREAS, D-Vasive desires to sell, and Buyer, a wholly owned subsidiary of Parent, desires to purchase, on the terms and subject to the conditions of this Agreement, certain assets of the Business;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

“Action” means any litigation, written claim threatening any third-party adjudication of a dispute, suit, arbitration, mediation, inquiry, investigation, government investigation, regulatory proceeding or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Government Body or similar Person or body.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this asset purchase agreement.

“Assets” shall have such meaning as set forth in Section 2.1.

“Assumed Liabilities” shall have such meaning as set forth in Section 2.3.

“Bill of Sale, Assignment and Assumption Agreement” shall have such meaning as set forth in Section 3.2(i).

“Business” shall have the meaning as set forth in the recitals.

“Buyer” shall have the meaning as set forth in the recitals.

“Buyer’s Consents” shall have the meaning as set forth in Section 5.3(d).

“Bylaws” shall have such meaning as set forth in Section 5.2(c).

“Certificate of Incorporation” shall have such meaning as set forth in Section 5.2(c).

“Closing” shall have such meaning as set forth in Section 3.1.

“Closing Date” shall have such meaning as set forth in Section 2.4.

“Closing Cash” ” shall have such meaning as set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means all such concurrent or subsequent agreements, documents and instruments, as amended, supplemented, or otherwise modified in accordance with the terms hereof or thereof, including without limitation the Bill of Sale, the Escrow Agreement and the IP Assignment.

“Common Stock” means shares of common stock, par value $0.0001 per share, of the Parent.

“Employment Agreements” shall have such meaning as set forth in Section 3.2(xi).

“Consulting Agreement” shall have such meaning as set forth in Section 3.2(xi)

“Contracts” means all contracts, agreements, leases, subleases, licenses, sublicenses, commitments, indemnities, assignments, understandings and arrangements, whether written or oral, that are legally enforceable.

“Contributing IP” shall have such meaning as set forth in Section 4.12(J).

“Demand Letters” shall have such meaning as set forth in Section 4.12(f)

“D-Vasive” shall have the meaning as set forth in the recitals.

“D-Vasive Consents” shall have such meaning as set forth in Section 4.3(d).

“D-Vasive Offerings” means any products or services developed, manufactured, offered, provided, sold or otherwise distributed by or for D-Vasive related to the Business.

“Encumbrance” means any mortgage, pledge, security interest, hypothecation, assignment, or lien.

“Environmental Law” shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, pathogens, odors, pollutants, or contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air (whether indoors or out), water (whether surface or underground) or land (including any subsurface strata), or otherwise relating to their manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the National Environmental Policy Act of 1969, and any state provision analogous to any of the foregoing.

“Escrow Agent” shall mean an escrow agent to be mutually agreed by the Parties prior to Closing .

“Escrow Agreement” shall mean an escrow agreement dated of even date herewith by and among the Parties and the Escrow Agent (“the “Escrow Agreement”).

“Escrow Period” means a period of [twelve (12)] months, commencing on the Closing Date.

“Escrow Shares” shall have such meaning as set forth in Section 2.4.

“Excluded Assets” shall have such meaning as set forth in Section 2.1.

“GAAP” shall have such meaning as set forth in Section 5.5.

“Governmental Body” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any government entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative or judicial, Tax, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any material, substance, form of energy or pathogen which (a) constitutes a “hazardous substance”, “toxic substance” or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “regulated substance”, or “hazardous waste” (as such terms are defined by or pursuant to any Environmental Law) or (b) is otherwise regulated or controlled by, or gives rise to liability under, any environmental law.

“Indemnified Party” means any party entitled to receive indemnification hereunder.

“Indemnifying Party” means any party obligated to provide indemnification hereunder.

“Intellectual Property” means all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“IP Assignment” shall have such meaning as set forth in Section 3.2(x).

“IP Claims” means any and all claims and causes of action, whether asserted or unasserted, of D-Vasive against third parties related to the Intellectual Property being sold, transferred and assigned hereunder to Buyer.

“Knowledge” or “knowledge” means, with respect to Sellers, the actual knowledge of Sellers, and with respect to Buyer and Parent, the actual knowledge of Felicia Hess, Daniyel Erdberg and Kevin Hess.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction, decision or decree of any Governmental Body.

“Licenses” means any licenses, registrations or certificates granted to D-Vasive by any Governmental Body as required by applicable Law.

“License Agreements” shall have such meaning as set forth in Annex A of the Escrow Agreement.

“Material Adverse Effect” means, with respect to a Party any change, event or occurrence that is, or is reasonably likely to be or become, materially adverse to (a) the property, business, operations assets (tangible and intangible) or financing condition of such Party, or (b) the ability of a Party to consummate the transactions contemplated by this Agreement and the Collateral Agreements or to perform its material obligations hereunder or thereunder, respectively; provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) conditions, changes or effects that generally affect any of the industries or markets in which D-Vasive or Buyer, as the context requires, operates, or the United States economy or securities or financial markets in general, (ii) any change in any Law, (iii) any formal change by a Governmental Body in the interpretation of any applicable Law that takes effect after the date of this Agreement, or (iv) any change resulting from compliance by such Party with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“Parent” shall have the meaning as set forth in the recitals.

“Party” means Buyer, Parent or a Seller.

“Parties” means Buyer, Parent and Sellers, collectively.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Assets, or (c) liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Assets.

“Permits” means all material permits, licenses, certificates, approvals, qualifications, registrations, and similar authorizations issued to D-Vasive by a Governmental Body related to the Assets or Purchased Contracts, including any amendment, modification, limitation, condition or renewal thereof.

“Person” means any individual, corporation, partnership, limited liability company, limited liability firm, association, joint venture, joint stock company, trust, unincorporated association or other entity, or any Governmental Body.

“Personal Information” means information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s: first and last name, home or other physical address; telephone number, including home telephone number and mobile telephone number, email address or other contact information; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier with another piece of information that would permit the identification of a Person; list of contacts, provided that the list permitted specific identification of those on such list; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Purchase Price” shall have such meaning as set forth in Section 2.5.

“Purchased Contracts” shall have such meaning as set forth in Section 2.2.

“Registered IP” means all Intellectual Property rights that are registered or filed with or issued by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Registered IP Fees” shall have such meaning as set forth in Section 4.12(c).

“SEC Documents” shall have such meaning as set forth in Section 5.5.

“Sellers” shall have the meaning as set forth in the recitals.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Tax Returns” means all returns, information returns, reports, declarations, or other filings required to be made with any Governmental Body with respect to Taxes.

“Taxes” mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person other than, and not an Affiliate of, a Party.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, D-Vasive agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase from D-Vasive, free and clear from all Encumbrances (other than Permitted Encumbrances), all of D-Vasive’s right, title and interest in, to and under the assets of D-Vasive used or held for use in the Business at Closing, including those assets specified below (which are hereinafter collectively referred to as the “Assets”), but specifically excluding the Excluded Assets (defined below):

(a) customer contracts, databases, sales pipeline, proposals of the Business, and project files associated with the Business;

(b) all Licenses and Permits of the Business, to the extent transferable to Buyer;

(c) the assets to be transferred pursuant to the IP Assignment;

(d) all social media accounts used by D-Vasive in the conduct of the Business, including all user names and passwords associated with such social media accounts.

(e) all Purchased Contracts, including but not limited to the accounts with any Third Party provider enabling the Business’ website and/or application, to the extent the contracts associated with those accounts are assignable; and

(f) all rights, IP Claims and causes of action against third parties resulting from or relating to the operation of the Business and the Assets prior to the Closing Date, including without limitation, any rights, claims and causes of actions arising under warranties from vendors and other third parties and the proceeds of insurance.

“Excluded Assets” shall mean the following assets of Sellers that will be retained by Sellers and are not being sold or assigned to Buyer hereunder: (i) all taxpayer and other identification numbers and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of D-Vasive as a legal entity; (ii) Sellers’ rights under this Agreement and the agreements to be executed by Sellers in connection herewith; and (iii) such other assets of D-Vasive as are specifically listed on Schedule 2.1.

2.2. Assignment of Contracts. Upon the terms and subject to the conditions of this Agreement, at the Closing, D-Vasive shall assign and transfer to Buyer, and Buyer shall assume and take assignment of, the Contracts listed on Schedule 2.2 hereto (collectively, the “Purchased Contracts”) subject to Third Party consents, which may be later obtained in accordance with the Escrow Agreement. Sellers shall take or cause to be taken all actions reasonably necessary to receive all required consents from Third Parties to the assignment of the Purchased Contracts. Buyer shall not be obligated to assume any Purchased Contracts which require consent to assignment unless such consent has been obtained.

2.3. Liabilities. Except as provided for herein, Buyer will not assume any liabilities of Sellers. Excluded liabilities (the “Excluded Liabilities”) shall include, without limitation, the following:

(a) liabilities arising from Sellers’ breaches, defaults or failures of performance (i) under the Purchased Contracts; (ii) under contracts not included in the Purchased Contracts, including but not limited to any leases for the rental of any real property; or (iii) the operation of the Business, arising out of events occurring on or before the Closing;

(b) any liabilities for Taxes incurred or accrued by Sellers, including but not limited to payroll, sales, income, and any Taxes that become due as a result of the transactions contemplated by this Agreement;

(c) any debt, payables or other liabilities, including without limitation any equipment or other leases (operating, capitalized or otherwise), any 401(k), profit sharing or pension plan, any deferred compensation payables, accrued bonus, payroll or vacation payables, or COBRA-related obligations;

(d) any litigation, dispute or Action pending or threatened against Sellers (or its shareholders or management as applicable); and any warranty liability to customers arising out of events occurring on or before the Closing Date;

(e) accrued interest on any debt obligations of the Sellers; and

(f) any liabilities not related to the Business.

Notwithstanding the foregoing, as part of the consideration for the Assets, Buyer shall assume on the Closing Date only those obligations of Sellers to be performed after the Closing under those Purchased Contracts, Licenses and Permits constituting Assets, but excluding any obligations or liabilities arising from any performance, omissions, activities or events related to any such Purchased Contract, License or Permit occurring on or prior to the Closing (the “Assumed Liabilities”).

2.4. Purchase Price. Subject to the terms and conditions set forth in Section 2.5, in consideration for the sale, transfer, assignment, conveyance and delivery by D-Vasive to Buyer of the Assets and Sellers’ agreement to retain and satisfy the Excluded Liabilities, Parent shall (i) pay to Sellers Three Hundred Thousand U.S. Dollars ($300,000), less Registered IP Fees due and unpaid by D-Vasive at Closing unless otherwise agreed upon by the Parties (the “Closing Cash”), (ii) issue to Sellers of Seller’s designees(s), and deliver to Escrow Agent four million and seven hundred and sixty thousand (4,760,000) unregistered shares of Common Stock (the “Escrow Shares”) to be held in escrow in accordance with the Escrow Agreement and subject to adjustment, in accordance with the Escrow Agreement; and (iii) issue and delivery to Sellers or Sellers’ designees(s) nineteen million and forty thousand (19,040,000) unregistered shares of Common Stock (the “Closing Shares” together with Escrow Shares as “Purchase Price Shares”) The Closing Cash, the Escrow Cash and Closing Shares are collectively referred to as the “Purchase Price”. The Purchase Price Shares shall be allocated to Sellers according to Annex A.

2.5. Escrow; Lockup.

(a) The Escrow Shares shall represent shares otherwise transferable by D-Vasive to certain shareholders or creditors of D-Vasive and be available to secure any claims that may arise with respect to the representations, warranties, covenants or indemnification obligations of Sellers pursuant to this Agreement during the Escrow Period. Furthermore, the Escrow Shares shall be surrendered for cancellation to the Parent upon the failure to obtain certain milestones set forth in the Escrow Agreement.

(b) All of the Purchase Price Shares shall be subject to the obligation by D-Vasive or D-Vasive’s designees, for a period of [twelve (12)] months following the Closing Date, not to offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell, or otherwise transfer or dispose of any securities of the Parent pursuant to the Lockup Agreement in the form attached hereto as Exhibit B (the “Lockup Agreement”), which Lockup Agreement D-Vasive agrees to require any of the D-Vasive’s designees to assume prior to becoming the registered holder of such Purchase Price Shares.

ARTICLE III

CLOSING

3.1. Closing. Unless this Agreement is earlier terminated in accordance with Section 3.4, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place such date when each of the conditions set forth in this Article III have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time as the Parties may agree (the “Closing Date”). The Closing shall take place remotely by the electronic exchange of documents and signatures, or at such location as the Parties hereto agree.

3.2. Conditions to Closing.

(a) Conditions to Obligations Common to Both Parties. The respective obligations of each Party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(i) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Purchase shall be in effect, nor shall any action have been taken by any Governmental Authority seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Asset Purchase, which makes the consummation of the Asset Purchase illegal; and

(ii) Buyer and Seller shall have timely obtained from each Governmental Authority, including NYSE MKT, all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Asset Purchase and the other transactions contemplated hereby.

(b) Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Seller and may be waived by Seller in writing in its sole discretion without notice, liability or obligation to any Person):

(i) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(ii) Seller shall have received each of the deliverables required to be made by Buyer to Seller pursuant to Section 3.3.

(c) Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Buyer and may be waived by the Buyer in writing in its sole discretion without notice, liability or obligation to any Person):

(i) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(ii) Buyer shall have received each of the deliverables required to be made by Seller to Buyer pursuant to Section 3.3.

(iii) There shall not have occurred a Material Adverse Effect with respect to the Purchased Assets since the Agreement Date.

(iv) Seller shall have delivered pro forma financial statements of the Business (either auditable or audited by a PCAOB qualified auditing firm).

3.3. Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer

i. a bill of sale, assignment and assumption for the Assets in the form attached as Exhibit C hereto (the “Bill of Sale”) duly executed by D-Vasive;

ii. assignments in the form of Exhibit D hereto transferring all of D-Vasive’s right, title and interest in and to D-Vasive Intellectual Property to be transferred to Buyer pursuant to this Agreement to Buyer duly executed by D-Vasive (the “IP Assignment”);

iii. duly executed Escrow Agreement;

iv. such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to and vest in Buyer all of D-Vasive’s right, title and interest in, to and under the Assets;

v. evidence of the receipt of D-Vasive Consents or, if applicable, evidence of communications requesting a Third Party to provide consent required to be obtained by D-Vasive pursuant to this Agreement and subject to the Escrow Agreement;

vi. any Uniform Commercial Code termination statements, releases and other documents necessary to evidence that each of the Assets is being sold, conveyed, transferred, assigned and delivered to Buyer free and clear of any Encumbrances (except for Permitted Encumbrances), as set forth on Schedule 3.3(iv);

vii. Seller shall deliver, cause to be delivered, or make available in a manner satisfactory to the Buyer, the source code underpinning the D-Vasive application and other Software developed by Seller in connection with the Business;

viii. the book and records solely related to the Assets;

ix. copies of the following, in each case certified as of the Closing Date by the Secretary of D-Vasive: (1) resolutions of D-Vasive’s board and shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements that D-Vasive is required to execute and deliver pursuant to the terms of this Agreement; and (2) the signature and incumbency of the Persons authorized to execute and deliver this Agreement and the other agreements and certificates that D-Vasive is required to execute and deliver pursuant to the terms of this Agreement; and

x. a certificate dated as of the Closing Date, executed on behalf of Seller by its executive officer, to the effect that (i) the condition set forth in Section 3.2(c)(i) has been satisfied, and (ii) there shall not have occurred a Material Adverse Effect with respect to the Assets since the Agreement Date;

xi. employment agreements, in the form of Exhibit E hereto (the “Employment Agreements”), duly executed by each of John McAfee, Louis Franco and John Thomas Clore,

xii. a consulting agreement, in the form of Exhibit F hereto, duly executed by Future Tense Secure Systems Inc.;

xiii. duly executed Lockup Agreement; and

xiv. duly executed written consent from John McAfee authorizing the Company to use “John McAfee” in the Company’s name indefinitely without any compensation.

Simultaneous with the deliveries referred to in this Section 3.2, Sellers shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Assets. To the extent deliveries required under Section 3.2 are not made, Buyer (in its sole discretion) may waive such requirement; but if such requirement is not waived, Sellers shall cooperate in any reasonable arrangement proposed by Buyer designed to obtain for Buyer the material benefits and privileges of such deliveries not made.

(b) At the Closing, Buyer shall deliver to Seller:

i. a certificate dated as of the Closing Date, executed on behalf of Buyer by its President, to the effect that the condition set forth in Section 3.2(b)(i) has been satisfied;

ii. evidence that the approval from NYSE MKT has been obtained;

iii. in immediately available funds the Closing Cash to Seller;

iv. certificate(s) of Common Stock representing the Closing Shares;

v. certificate(s) of Common Stock representing the Escrow Shares to the Escrow Agent;

vi. Employment Agreements duly executed by Parent;

vii. the Bill of Sale duly executed by Buyer;

viii. the Escrow Agreement duly executed by Buyer and Parent; and

ix. Buyer shall deliver copies of the following, in each case certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer or the Parent, as may be the case: (1) resolutions of Buyer’s and Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements that Buyer is required to execute and deliver pursuant to the terms of this Agreement; and (2) the signature and incumbency of the Persons authorized to execute and deliver this Agreement, the other agreements and certificates Buyer is required to deliver pursuant to this Agreement.

3.4. Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by authorized action taken by the terminating Party:

(a) by mutual written consent duly authorized by Buyer and Seller;

(b) by either Buyer or Seller, if the Closing shall not have occurred on or before September 8, 2016 or such other date that Buyer and Seller may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 3.4(b) shall not be available to any Party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Buyer or Seller, if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable;

(d) by Buyer, if Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five business days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 3.2(c) to be satisfied; or

(e) by Seller, if Buyer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five business days after receipt by Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 3.2(b) to be satisfied.

3.5. Effect of Termination. In the event of termination of this Agreement as provided in Section 3.4, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer, Parent, Seller, or their respective officers, directors, stockholders or affiliates; provided, however, that the provisions of this Section 3.5 and Article VIII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules attached hereto, Sellers represent and warrant to Buyer and Parent that the statements contained in this Article IV are true and correct as of the date hereof.

4.1. Organization and Qualification. D-Vasive is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. D-Vasive has all requisite power and authority to own, lease and license the Assets as such Assets are currently owned, operated, leased or licensed, and to operate the Business as such Business is currently operated.

4.2. Authorization; Binding Effect.

(a) Subject to obtaining board and/or shareholder approval of this Agreement prior to Closing, each Seller has all requisite power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by D-Vasive of this Agreement and each Collateral Agreement to which it is or will be a party and the consummation by D-Vasive of the transactions contemplated hereby and thereby have been duly and validly approved by D-Vasive’s shareholders and board of directors, and no other company actions or proceedings on the part of D-Vasive or any Affiliate of D-Vasive are necessary to authorize the execution, delivery and performance by D-Vasive of this Agreement or the Collateral Agreements to which it is or will be a party or the transactions contemplated hereby and thereby save and except shareholder approval.

(b) Sellers have duly and validly executed and delivered this Agreement. When this Agreement and each of the Collateral Agreements to which Sellers are or will be a Party have been duly executed and delivered by Sellers (assuming due execution by Buyer, Parent and any party to such agreements other than Sellers), this Agreement and each such Collateral Agreement will constitute valid and legally binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

4.3. Non-Contravention; D-Vasive Consents. The execution, delivery and performance of this Agreement and the applicable Collateral Agreements by Sellers, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a breach or violation of any provision of any organizational documents of D-Vasive, it being expressly understood that D-Vasive is required to obtain a consent from its shareholders authorizing the transactions contemplated hereunder, which consent shall be obtained prior to the Closing Date;

(b) violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of, any obligation under, or give rise to a right by any Third Party to terminate or amend its obligations under, any Purchased Contract, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets, which violation, breach, default or Encumbrance would have a Material Adverse Effect. For the avoidance of doubt, there are no Purchased Contracts which provide any party thereto with the right to cancel or terminate their Purchased Contract in the event of (i) an assignment of the Purchased Contract to the Buyer, or (ii) the sale of substantially all of the D-Vasive’s assets to the Buyer;

(c) to Sellers’ Knowledge, violate any applicable Law of any Governmental Body having jurisdiction over Sellers or the Assets, which would have a Material Adverse Effect; or

(d) except as set forth on Schedule 4.3(d) hereto, require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body or any Third Party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Sellers (any such consents, approvals, orders, authorizations, registrations, declarations and filings listed on Schedule 4.3(d) being referred to herein collectively as the “D-Vasive Consents”).

4.4. Assets – Sufficiency and Title.

(a) The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Sellers.

(b) D-Vasive has good and valid title to, or a valid leasehold interest or license in, all of the Assets, free and clear of any Encumbrances except for Permitted Encumbrances, and has the full right to sell, convey, transfer, assign and deliver all of the Assets to Buyer at the Closing, free and clear of all Encumbrances except for Permitted Encumbrances.

(c) Except as set forth on Schedule 4.4(c) hereto and subject to normal wear and tear, all the tangible Assets are in good working condition and repair, consistent with their current use in the Business.

(d) There are no material defects in, or conditions with, the Assets that will negatively impact Buyer’s ability to use the Assets as they are currently used. D-Vasive is not a party to any Contract with any Third Party to sell, transfer, assign, convey or otherwise dispose of any portion of the Assets or any portion of D-Vasive’s interest in the Assets.

4.5. Licenses and Permits. Except as set forth on Schedule 4.5, to Sellers’ Knowledge, D-Vasive is in compliance with the Licenses and Permits, if any, required for it to own, operate, lease or license the Assets as such Assets are currently owned, operated, leased or licensed, and to operate the Business as such Business is currently operated, and to Sellers’ Knowledge, no Action is pending or threatened which could revoke or limit any License or Permit.

4.6. Compliance with Laws; Litigation. To Sellers’ Knowledge, D-Vasive is in compliance with all Laws of or from Governmental Bodies applicable to the Business and the Assets.

(a) Except as set forth on Schedule 4.6, there are no Actions pending or, to Sellers’ Knowledge, threatened, against D-Vasive or any of its officers, managers, employees or members in their capacity as such, with respect to the Business, the Assets or the Purchased Contracts. D-Vasive is not subject to any order (consent or other), judgment, decree, injunction or stipulation of or with any court or other Governmental Body that names D-Vasive and imposes a material ongoing obligation with respect to the operation of the Business and the Assets, which would have a Material Adverse Effect.

(b) There are no Actions pending or, to Sellers’ Knowledge, threatened by or against Sellers with respect to this Agreement or any of the Collateral Agreements, or in connection with the transactions contemplated hereby or thereby, that would reasonably be expected to prevent or materially delay the consummation by Sellers of the transactions contemplated hereby or thereby or would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

4.7. Purchased Contracts. All amounts due and payable with respect to the Purchased Contracts prior to the date hereof have been paid through the date hereof and all such amounts due and payable immediately prior to the Closing Date will have been paid through the Closing Date and, to Sellers’ Knowledge, there are no material breaches, violations or defaults under any provision of any Purchased Contracts, which would have a Material Adverse Effect. To Sellers’ Knowledge, D-Vasive has complied with all terms of use, terms of service and other obligations of the Purchased Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites or services in the conduct of the Business.

4.8. Taxes. Except as set forth on Schedule 4.8:

(a) To the Sellers’ knowledge, there are no liens for Taxes upon any of the Assets, except for liens for Taxes not yet due and payable.

(b) D-Vasive has paid, or made provision for the payment of, all material Taxes required to be paid by it with respect to the Business and the Assets.

4.9. Brokers. No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any Party in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any of its Affiliates.

4.10. Environmental Matters.

(a) To Sellers’ Knowledge, Sellers are operating the Business and Assets in material compliance with all applicable Environmental Laws;

(b) D-Vasive has not, and, to Sellers’ Knowledge, no other Person has, used, stored, disposed of, released or managed (whether by act or omission) any Hazardous Substances in a manner that could reasonably be expected to result in the owner or operator of the Business or Assets incurring any material liability or expense;

(c) D-Vasive has not received any written notice from any Governmental Body that D-Vasive is in violation of any Environmental Law in connection with its operation of the Business and Assets; and

(d) D-Vasive is not subject to any pending or, to Sellers’ Knowledge, threatened Action in connection with the Business or Assets involving a demand for damages, injunctive relief, penalties or other potential liability with respect to a violation of any Environmental Law or release of any Hazardous Substance.

4.11. Investment Representations.

(a) D-Vasive (or its designees) are acquiring the shares of Common Stock comprising the Purchase Price for its own account and not with a view to the distribution thereof in contravention of the Securities Act of 1933, as amended (the “Securities Act”).

(b) In proceeding with the transactions contemplated hereby, D-Vasive (and its designees) are not relying upon any representation or warranty of Buyer or Parent, or any of its officers, directors, employees, agents or representatives thereof, except the representations and warranties set forth herein and the statements contained in Parent’s filings with the Securities and Exchange Commission.

(c) D-Vasive and its designees have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the shares of Common Stock comprising the Purchase Price and understand the risks of, and other considerations relating to, its acquisition of the shares of Common Stock.

4.12 Proprietary Rights.

(a) Registered IP. Schedule 4.12(a) contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of D-Vasive, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b) All Registered IP are active and have not been abandoned for any reason.

(c) All required filings and fees (“Registered IP Fees”) related to the Registered IP have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Registered IP are in good standing. D-Vasive has provided Buyer with true and complete copies of all file histories, documents, certificates, Government Body actions, correspondence and other materials related to all Registered IP.

(d) Third Party IP and Inbound Licenses. Schedule 4.12(d) contains a complete and accurate list of all Intellectual Property licensed to D-Vasive (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, D-Vasive’s products or services and that is generally available on standard terms for less than $2,000), and the corresponding Contracts in which such Intellectual Property is licensed to D-Vasive.

(e) Outbound Licenses. Schedule 4.12(e) contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, D-Vasive Intellectual Property; provided, however, that all consumers who have downloaded any apps created and/or distributed by D-Vasive are not listed in such Schedule (it being recognized that such consumers have a license to use such apps). D-Vasive is not bound by, or subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of D-Vasive to use, exploit, assert, or enforce the D-Vasive Intellectual Property anywhere in the world which limitations or restrictions would reasonably be expected to have a Material Adverse Effect (it being understood that D-Vasive’s apps may be distributed through third party apps markets and that such distributors may impose various restrictions on distribution under the applicable agreements for distributing apps through such channels).

(f) Demand Letters. Schedule 4.12(f) contains a complete and accurate list (and D-Vasive has provided true, complete and accurate copies to Buyer) of all letters and other written or electronic communications or correspondence, between D-Vasive and any other Person regarding any actual, alleged, claimed, or suspected infringement or misappropriation of D-Vasive Intellectual Property, along with a brief description of the current status of each such matter (“Demand Letters”).

(g) Ownership Free and Clear. D-Vasive exclusively owns all right, title, and interest to and in the D-Vasive Intellectual Property (other than Intellectual Property licensed from Third Parties) free and clear of any Encumbrances other than Encumbrances in favor of Buyer.

(h) Valid and Enforceable. All D-Vasive Intellectual Property is valid, subsisting, and enforceable (although D-Vasive makes no representations with regard to Intellectual Property licensed from Third Parties). Without limiting the generality of the foregoing, if applicable,:

(i) Each U.S. patent application and U.S. patent owned by D-Vasive was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent owned by D-Vasive was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public. No trademark or trade name owned, used, or applied for by D-Vasive conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. D-Vasive has no Knowledge with respect to and is not aware of any other basis for a claim that any of the D-Vasive Intellectual Property is invalid or unenforceable.

(ii) All D-Vasive Intellectual Property (other than in-licensed Intellectual Property) that is Registered IP is in compliance with all formal legal requirements and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline. Schedule 4.12(h)(ii) contains a complete and accurate list of all actions, filings, and payments that must be taken or made through December 31, 2015, in order to maintain such Registered IP in full force and effect.

(iii) No legal proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to Sellers’ Knowledge, threatened, in which the scope, validity, or enforceability of any D-Vasive Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged, and there has been no such legal proceeding.

(i) Trade Secrets. D-Vasive has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its respective rights in its respective Trade Secrets.

(j) Employees and Contractors. All employees and contractors of D-Vasive who were involved in the creation or development of D-Vasive Intellectual Property will sign agreements assigning such D-Vasive Intellectual Property to D-Vasive and binding them to confidentiality provisions regarding to D-Vasive Intellectual Property. No past or present member, officer, manager, or employee of D-Vasive have any claim, right, or interest to or in any D-Vasive Intellectual Property. Notwithstanding the foregoing, employees and contractors who contributed to development of the D-Vasive Intellectual Property using their own, pre-existing Intellectual Property (listed on Schedule 4.12(j), the “Contributing IP”), shall maintain full rights and ownership to such Contributing IP; provided, however, that the owners of the Contributing IP agree to enter into license agreements with Buyer with respect to Buyer’s license of the Contributing IP.

(k) Chain of Title. D-Vasive has properly recorded assignments from all named inventors for all patents and patent applications included in the Registered IP owned or purported to be owned by D-Vasive.

(l) Impairment of Goodwill. The goodwill associated with or inherent in D-Vasive’s trademarks (both registered and unregistered) has not been impaired.

(m) Infringement of Sellers Intellectual Property by Third Parties. To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any D-Vasive Intellectual Property, provided D-Vasive makes no representation with regard to in-licensed Intellectual Property.

(n) Government Rights. No government funding or personnel were used, directly or indirectly, by Sellers to develop or create, in whole or in part, any of D-Vasive Intellectual Property.

(o) Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any D-Vasive Intellectual Property or any license to Intellectual Property held by D-Vasive; (ii) a breach of any license agreement listed or required to be listed in Schedule 4.12(d); (iii) the release or delivery of any D-Vasive Intellectual Property to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the D-Vasive Intellectual Property.

(p) No Infringement of Third Party IP Rights. To Sellers’ Knowledge, D-Vasive has never infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, to Sellers’ Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of D-Vasive, and no Intellectual Property ever owned, used, or developed by D-Vasive, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Material Adverse Effect.

(q) Pending, Threatened, or Possible IP Infringement Claims. There are no pending or to Sellers’ Knowledge threatened infringement, misappropriation, or similar claims or legal proceedings against D-Vasive or to Sellers’ knowledge against any other Person who would be entitled to indemnification by D-Vasive for such claim or legal proceeding. D-Vasive has never received any written notice of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by D-Vasive or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of D-Vasive.

(r) Sufficiency. To Sellers’ Knowledge, D-Vasive owns or otherwise has all Intellectual Property rights needed to conduct its business as currently conducted.

4.13 Privacy; Data Security.

(a) D-Vasive has not collected Personal Information, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, Software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application (“Non-Personal Information”). D-Vasive does not, and the Assets purchase do not provide for collection or utilization of, Personal Information or Non-Personal Information, nor perform in any manner when utilized by users as intended, any function that would collect Personal Information or Non-Personal Information from users of its Assets. D-Vasive has complied in all material respects with all Laws (which for such purposes shall include the policy of such third party apps markets that distribute D-Vasive’s apps) relating to: (i) the privacy of users of (including Internet or mobile users who view or interact with) the D-Vasive Offerings and all of the websites of D-Vasive, and (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information or Non-Personal Information collected by D-Vasive, or by Third Parties acting on the D-Vasive’s behalf or having authorized access to the D-Vasive’s records. The privacy practices of D-Vasive concerning the collection, use, retention, disclosure, and disposal, of Personal Information or Non-Personal Information conform, and at all times have materially conformed, to all of the contractual commitments of D-Vasive including to viewers of the websites of the D-Vasive and users of (including Internet users who view or interact with) the D-Vasive Offerings and the contractual commitments of D-Vasive through which D-Vasive Offerings are offered. D-Vasive Offerings conform, and at all times have materially conformed to applicable Law and, to the extent subject thereto, to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008), the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2010). Except as required to process a transaction or provide the D-Vasive Offerings, D-Vasive has not disclosed, and does not have any obligation to disclose, any Personal Information or Non-Personal Information to any Third Party. D-Vasive and its websites and the D-Vasive Offerings, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable Law, and none of such disclosures made or contained in any of D-Vasive’s websites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law. No Actions have been asserted or, to the knowledge of the Sellers, are threatened against D-Vasive by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Privacy Policies or any applicable Law. Neither this Agreement nor the transactions contemplated by this Agreement, including any disclosures of data, will violate the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information or Non-Personal Information was collected or obtained.

(b) To the knowledge of the Sellers, at all times since inception, D-Vasive has complied in all material respects with any Law applicable to D-Vasive relating to the security of Personal Information to which D-Vasive or Third Parties acting on D-Vasive’s behalf or otherwise having authorized access to the D-Vasive’s records, have access or otherwise collect or handle. To the knowledge of the Sellers, D-Vasive’s information security practices conform, and at all times have conformed, in all material respects with (i) any information security statements made by D-Vasive and (ii) all of the contractual commitments of D-Vasive, including, but not limited to, any contractual commitments to analytics providers, data providers, publishers, advertisers and advertising networks, exchanges and advertising networks, through which D-Vasive Offerings are offered. D-Vasive has made no statements to the general public regarding the information security practices of D-Vasive. No Actions have been asserted or, to the knowledge of the Sellers, are threatened against D-Vasive by any Person with respect to the security of Personal Information. To the knowledge of the Sellers, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by D-Vasive or in D-Vasive’s possession or control by or to any Third Party, including any Governmental Entity.

4.14 Pro Forma Financial Statements Seller shall produce audited pro forma financial statements within such number days requested by the Buyer within such a number of days mutually agreed by the Parties after execution of this Agreement. All expenses resulting from the preparation and auditing of the financial statement related to the Business shall be paid by the Buyer. Sellers will use their best efforts to assist with the preparation and audit of financial statement related to the Business as required by applicable securities laws.

4.15 Right to Use “John McAfee” in Company’s Name. To the extent the Company desires to use “John McAfee” in its company name, Seller shall ensure John McAfee shall authorize such use without any compensation and make sure such use will not infringe any other party’s rights. Sellers shall indemnify, defend and hold harmless Buyer, Parent and their shareholders, directors, officers, employees, Affiliates, agents, representatives and permitted assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) directly or indirectly, as a result of, in connection with, or based upon or arising from the Company’s use of “John McAfee” in its company name.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in Schedules attached hereto, Buyer and Parent, jointly and severally, represent and warrant to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer and Parent have all requisite corporate power and authority to own, lease or license and operate their business and assets as currently operated.

5.2. Authorization; Binding Effect.

(a) Buyer and Parent have all requisite corporate power and authority to execute and deliver this Agreement and each Collateral Agreement to which they are or will be parties and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Parent of this Agreement and each Collateral Agreement to which they are or will be parties and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly and validly approved by Buyer’s and Parent’s boards of directors, and no other corporate actions or proceedings on the part of Buyer or Parent are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the Collateral Agreements to which they are or will be parties or the transactions contemplated hereby and thereby.

(b) Buyer and Parent have duly and validly executed and delivered this Agreement. When this Agreement and each of the Collateral Agreements to which Buyer and Parent are or will be a party have been duly executed and delivered by Buyer and Parent and (assuming due execution by Sellers), this Agreement and each such Collateral Agreement to which they are parties will constitute valid and legally binding obligations of Buyer and Parent, enforceable against them in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

(c) As of the date hereof, the authorized capital stock of Parent is 75,000,000 shares of Common Stock, par value $0.001 per share, of which [18,200,000] (exclusive of the Purchase Price Shares) are issued and outstanding, and 1,500,000 shares of preferred stock, par value $0.001 per share, of which [  ] are issued and outstanding. Except as otherwise disclosed herein or as disclosed in the SEC Documents, (i) no shares of Parent’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Parent, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of Parent or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Parent or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Parent or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Parent or any of its subsidiaries, (iv) other than as disclosed in the SEC Documents, there are no agreements or arrangements under which Parent or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act, (v) there are no outstanding securities or instruments of Parent or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent or any of its subsidiaries is or may become bound to redeem a security of Parent or any of its subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchase Price as described in this Agreement, as applicable, and (vii) Parent does not have any restricted stock units, stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. Parent has furnished to the Sellers (and its designees) true and correct copies of Parent’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and Parent’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the SEC Documents disclose summaries of the terms of all securities convertible into or exercisable for Common Stock, if any, and copies of any documents containing the material rights of the holders thereof in respect thereto. The foregoing is subject to the following issuances contemplated prior to Closing: (i) 5,400,000 shares of Common Stock issued with respect to the cash exercise of the Company’s warrants at an exercise price of $0.25 per share; and (ii) 2,500,000 shares of Common Stock to be issued to directors, officers and employees of Parent.

5.3. Non-Contravention; Buyer’s Consents. The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and Parent, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a breach or violation of any provision of any organizational documents of Buyer or Parent,

(b) violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any Third Party to terminate or amend its obligations under, any Contract to which Buyer or Parent is a party or by which it or its assets or properties are bound, or result in the creation of any Encumbrance upon any of its assets or properties, which violation, breach, default or Encumbrance would individually or in the aggregate be material to Buyer or Parent or materially impair or delay or prevent the consummation of the transactions contemplated hereby,

(c) to Knowledge of Buyer and Parent, violate any applicable Law of any Governmental Body having jurisdiction over Buyer, Parent or any of their properties, which violation would individually or in the aggregate be materially adverse to Buyer or Parent, or

(d) except as set forth on Schedule 5.3(d) hereto, require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body or any Third Party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Buyer or Parent (any such consents, approvals, orders, authorizations, registrations, declarations and filings listed on Schedule 5.3(d) being referred to herein collectively as the “Buyer’s Consents”).

5.4. Compliance with Laws; Litigation.

(a) To Knowledge, Buyer and Parent are in material compliance with all Laws of or from Governmental Bodies applicable to their business and assets; and

(b) There are no Actions pending against Buyer or Parent or, to the Knowledge of Buyer or Parent, threatened by or against Buyer or Parent with respect to this Agreement or any of the Collateral Agreements, or in connection with the transactions contemplated hereby or thereby.

5.5. SEC Documents; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All non-GAAP financial information included in the SEC Documents complies with the requirements of Regulation G and Item 10 of Regulation S-K regarding the use of non-GAAP financial information. Except as set forth in the SEC Documents, Parent has received no notices or correspondence from the SEC for the one year preceding the date hereof. The SEC has not commenced any enforcement proceedings against Parent or any of its subsidiaries.

5.6. Brokers. No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any Party in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer, Parent or any Affiliate thereof.

5.7. Absence of Certain Changes. Except as disclosed in the SEC Documents, since March 31, 2014, there has been no Material Adverse Effect. Parent has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy Law nor does Parent or any of its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

5.8. Issuance of Shares. Except for the restrictions set forth in the Lockup Agreement, all shares of Common Stock to be issued to D-Vasive or its designees pursuant to this Agreement will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and free and clear of all liens and encumbrances and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws.

5.9. Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Parent or any of its subsidiaries, threatened against or affecting Parent, the Common Stock or any of Parent’s or its subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

5.10. Tax Status. Parent and each of its subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Parent and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parent know of no basis for any such claim.

5.11. Cash at Closing. There shall be $1,500,000 cash on hand on the consolidated balance sheet of the Parent at the Closing (prior to delivery of the Closing Cash).

ARTICLE VI
COVENANTS

6.1. Access to Information.

(a) For a period of three (3) years after the Closing Date, upon reasonable prior written notice, the Parties shall furnish or cause to be furnished to each other and their employees, agents, auditors and representatives access, during normal business hours, to such information, books and records relating to the Business and the Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or the prosecution or defense of any Action and shall cooperate with each other to the extent reasonably requested for the preparation of such financial reporting, accounting and Tax matters, provided, that with respect to any Tax Returns or other records relating to Tax matters or any other Action, a Party shall have reasonable access to such information until the applicable statute of limitations, if any, shall have expired, and provided, further, that in either case such access shall be subject to reasonable and customary restrictions with respect to confidentiality. Each Party shall have the right to copy any of such records at its own expense. No Party shall be required by this Section 6.1(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Further, the Parties understand that it is the intention of D-Vasive to terminate all operations following closing and to liquidate its assets to its shareholders and as required, to creditors, prior to the three (3) year term reflected above.

(b) Sellers and Buyer each agree to preserve, for at least three (3) years after the Closing Date, all material books, ledgers and other records that are (i) reasonably related to the Business or Assets and (ii) in their possession; provided, that each Party will preserve all such material books, ledgers and other records relating to Tax matters until expiration of the applicable statute of limitations. Notwithstanding the foregoing, Buyer and Parent understand that it is the intention of Sellers to terminate all operations following closing and to liquidate its assets to its members and as required, to creditors, prior to the three (3) year term reflected above.

(c) On and after the Closing Date, Sellers and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the intent and purposes of this Agreement and the Collateral Agreements, including putting Buyer in possession and operating control of the Business and the Assets.

6.2. Confidentiality.

(a) After the Closing Date, Sellers will not, and Sellers will use reasonable commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any Buyer or Parent Confidential Information relating to the Business or the Assets.

(b) After the Closing Date, Buyer and Parent will not, and Buyer and Parent will use reasonably commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any Sellers Confidential Information.

(c) Notwithstanding the foregoing, neither Sellers nor Buyer or Parent shall be deemed to have violated this Section 6.3 if it or any of its Affiliates receives a request to disclose all or any part of the Buyer or Parent Confidential Information or Sellers Confidential Information, as applicable, in a legal proceeding or under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body, and it or such Affiliate, to the extent not inconsistent with such request and to the extent time reasonably allows: (i) notifies the other party of the existence, terms and circumstances surrounding such request; and (ii) furnishes only such portion of the Buyer or Parent Confidential Information or Sellers Confidential Information, as applicable, which it is advised by its counsel is legally obligated to be disclosed and exercises reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Buyer Confidential Information or Sellers Confidential Information, as applicable.

(d) For purposes of this Agreement, “Sellers Confidential Information” consists of all information, knowledge or data that is not related solely to the Business, Assets or the Purchased Contracts and that is not in the public domain or otherwise publicly available which are treated as confidential by Sellers as of the date hereof, provided, that Sellers Confidential Information shall not include information that: (i) enters the public domain or becomes publicly available, so long as neither Buyer nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Buyer or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to Buyer or such Affiliate by a contractual or other legal duty owed to Sellers, or (iii) after the date of this Agreement is developed independently by Buyer or any Affiliate of Buyer without violation of this Agreement.

(e) For purposes of this Agreement, “Buyer Confidential Information” consists of all information, knowledge or data related to the Buyer and/or Parent or its business not in the public domain or otherwise publicly available which are treated as confidential by Buyer or Parent as of the date hereof, provided that Buyer Confidential Information shall not include information that: (i) enters the public domain or becomes publicly available, so long as neither Sellers nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Sellers or any of its Affiliates on a non-confidential basis from a source that is not prohibited from disclosing such information to Sellers or such Affiliate by a contractual or other legal duty owed to Buyer, or (iii) after the date of this Agreement is developed independently by Sellers or any Affiliate of Sellers without violation of this Agreement.

(f) The Buyer or Parent and the Sellers shall not issue any press release nor otherwise make any public statement regarding the transactions contemplated hereby without the prior written consent of the other party, except as required by law or regulation or as otherwise determined by a Party and its counsel. Notwithstanding the foregoing, Buyer and Parent shall have the right to issue press releases and publicly reference the acquisition of Sellers upon Closing.

6.3. Payment of Liabilities. Buyer and Parent agree and acknowledge that the Purchase Price to be paid pursuant to the Escrow Agreement is intended to compensate D-Vasive for the satisfaction of various liabilities and obligations of D-Vasive, whether existing at Closing or arising thereafter. To that end, D-Vasive agrees and acknowledges that the Escrow Shares shall be available to secure any claims that may arise with respect to the Sellers’ representations, warranties, indemnification obligations or covenants, including the covenants set forth in this Section 6.3, pursuant to this Agreement.

6.4. Noncompetition. Except for any work done for and on behalf of Wyoming Tech, or any customers or affiliates of Wyoming Tech, for a period of eighteen months (18) after the Closing Date, D-Vasive and Professor Eric N. Johnson shall not, and for a period of six months (6) after the Closing Date, Henrik B. Christophersen, R. Wayne Pickell and D-Vasive shall not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the commercial use or commercial development of the Assets, or any enhancements thereon, as intended to be used by the Buyer, Parent or any of Parent’s subsidiaries for tethered UAVs. For the avoidance of doubt, the restrictions set forth in the Section 6.4 shall not apply to the commercial use or commercial development of Contributing IP.

6.5. Cooperation. After the Closing, and continuing for one (1) year from the Closing Date, to the extent it remains in existence, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, which reasonably requested cooperation shall include, without limitation, assisting the Buyer from time to time with technical and engineering matter associated with updating and maintaining the applications forming the core part of the Business. Sellers will refer to Buyer all inquiries relating to such Business. Neither the Sellers nor the members of the Sellers shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business of Buyer to be engaged in after the Closing.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1. Survival of Representations and Warranties. The representations and warranties of Buyer, Parent and Sellers contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall the survive the Closing Date for one (1) year, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other Party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this Article VII, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, and (iii) those representations and warranties set forth in Section 4.4(b) (title to the Assets), which shall survive for the applicable statute of limitations period, and Sections 4.8 (Taxes), and 4.10 (Environmental Matters), and 4.15 (Proprietary Rights), which shall survive until the expiration of the applicable statute of limitations.

7.2. Obligations of Sellers. Subject to the other terms and conditions of this Article VII, Sellers shall indemnify, defend and hold harmless Buyer and Parent and its shareholders, directors, officers, employees, Affiliates, agents, representatives and permitted assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non performance of any of the representations, warranties, covenants or agreements made by Sellers in this Agreement or any Collateral Agreement; (ii) the failure of Sellers to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any Collateral Agreement; (iii) any other matter as to which Sellers in other provisions of this Agreement or any Collateral Agreement has agreed to indemnify Buyer; (iv) any product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of D-Vasive; (v) any Intellectual Property ever owned, used, or developed by D-Vasive that infringed, misappropriated, or otherwise violated the intellectual property rights of any other Person; or (vi) any Excluded Liability.

7.3. Obligations of Buyer/Parent. Subject to the other terms and conditions of this Article VII, Buyer and Parent shall indemnify, defend and hold harmless Sellers and its members, managers, officers, employees, Affiliates, agents, representatives and permitted assigns from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non performance of any of the representations, warranties, covenants or agreements made by Buyer or Parent in or pursuant to this Agreement or any Collateral Agreement; (ii) the failure of Buyer or Parent to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any Collateral Agreement; (iii) any other matter as to which Buyer in other provisions of this Agreement has agreed to indemnify Sellers; or (iv) any Assumed Liability.

7.4. Notice of Loss. The Indemnified Party with respect to any Loss shall give prompt notice thereof to the Indemnifying Party.

7.5. Defense. In the event any Third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters covered by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within thirty (30) days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within thirty (30) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure. The assumption of the defense, or the non-assumption of the defense, by the purported Indemnifying Party will not affect such party’s right to dispute its obligation to provide indemnification hereunder.

7.6. Notice by the Parties. Each Party agrees to promptly notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VII upon discovery or receipt of notice thereof.

7.7. Limitations. Except in the case of Losses arising from a Seller’s fraud or willful and intentional breach, the indemnification provided hereunder by the Sellers shall be limited to the Purchase Price. Furthermore, each Indemnified Party entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

EXCEPT FOR LOSSES ARISING FROM A PARTY’S FRAUD OR WILLFUL AND INTENTIONAL BREACH, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY CONSEQUENTIAL, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES CLAIMED BY ONE OR MORE PARTIES HERETO AGAINST ANOTHER PARTY HERETO, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.8. Insurance Benefits; Tax Proceeds. The amount of Losses recoverable by any Indemnified Party under this Agreement with respect to an indemnity claim shall be reduced by (a) the amount of any payment actually received by or on behalf of any Indemnified Party from any insurance policy net of any deductibles or other reasonable amounts payable with respect thereto, and (b) the amount of any net Tax benefits available to any Indemnified Party from the incurrence or payment of such Losses.

7.9. Exclusive Remedy. The indemnification rights provided in this Article VII shall be the sole and exclusive remedy available to the Parties (including Indemnified Parties other than Buyer or Sellers) for any Losses related to an inaccuracy in or breach or nonperformance of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any of the other Collateral Agreements or any right, claim or action arising from the transactions contemplated hereunder or thereunder, and each Party hereby waives, to the fullest extent permitted by applicable Laws, any other rights or remedies that may arise under any applicable Laws.

7.10. Survival. This Article VII shall survive the Closing. The obligations set forth in Sections 7.2 and 7.3 shall remain in effect until the later of the one (1) year anniversary of the Closing or any applicable statute of limitations. Any matter as to which a good faith claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period set forth in Section 7.1 shall continue to be covered by this Article VII until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1. Notices. Except as otherwise provided herein or in a Collateral Agreement, all notices and other communications hereunder and under the Collateral Agreements shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to Sellers, to:

D-Vasive, Inc.

126 Howard Ave.
Hope RI 02831
Contact@dvasive.com

With a copy (which shall not constitute notice) to:

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

Fax: (775) 996-3283

Attention: Joe Laxague, Esq,

(b) If to Buyer or Parent, to:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue – Suite 204

Harrison, NY 10528

Attention: Robert B. Ladd, President and CEO

Fax: (914) 630-7532

With a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Fax: (212) 930-9725

Attention: Jay M. Kaplowitz, Esq.

8.2. Expenses. Except as otherwise provided in this Agreement or the Collateral Agreements, each Party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement and the Collateral Agreements, irrespective of when incurred.

8.3. Entire Agreement. The agreements of the Parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, including the Collateral Agreements, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement and the Collateral Agreements.

8.4. Waiver of Jury Trial. The Parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or any of the Collateral Agreements or the enforcement of any provision hereof or thereof.

8.5. Governing Law; Arbitration; Prevailing Party. This Agreement and the Collateral Agreements, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Collateral Agreements will be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof. Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of JAMS. The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by each of Sellers and Buyer and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (a) subject to the exclusive jurisdiction and venue of the arbitration in New York, New York (b) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (c) subject to the jurisdiction of both of the federal courts of the United States of America or the courts of the State, City and County of New York for the purpose of confirmation and enforcement of any award. The prevailing party in any arbitration shall be entitled to recover its costs and expenses (including attorney’s fees and expenses) from the non-prevailing party.

8.6. Waiver. The rights and remedies of the Parties to this Agreement and the Collateral Agreements are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or the Collateral Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Collateral Agreements.

8.7. No Oral Modification. Neither this Agreement nor any Collateral Agreement may be amended except by a written agreement executed by the Parties. Any attempted amendment in violation of this Section 9.7 will be void ab initio.

8.8. Assignments; Successors. No party may assign any of its rights under this Agreement or any Collateral Agreements without the prior written consent of the other parties hereto or thereto. Subject to the preceding sentence, this Agreement and the Collateral Agreements will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

8.9. Severability. If any provision of this Agreement or the Collateral Agreements is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement and the Collateral Agreements will remain in full force and effect; provided, that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.10. Limitations on Public Disclosure. No Party may issue any press release, or make any public announcement or filing with a Governmental Body, with respect to this Agreement or any Collateral Agreement without obtaining prior written consent of the other Party to the issuance of such press release, or the making of such public announcement or filing, and to the contents thereof, which shall not be unreasonably withheld or delayed; provided, that such Party may, without the prior consent of the other Party, issue such press release, or make such public statement or filing, as may upon the advice of counsel be required by Law if it has provided notice to and used reasonable efforts to consult with the other Party.

8.11. No Third Party Beneficiaries. Nothing in this Agreement or the Collateral Agreements, express or implied, is intended to or shall constitute the Parties as partners or as participants in a joint venture. This Agreement and the Collateral Agreements are solely for the benefit of the Parties and, only to the extent provided in Article VII hereof, their respective Affiliates and employees, representatives, agents, directors, officers, partners or principals, as applicable, or their respective assigns, for whom the parties shall be entitled to enforce this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Third Parties any remedy, claim, liability, reimbursement, cause of action or other right; provided however, Parent and Buyer understand and agree that D-Vasive’s designees shall have a right to receive the Common Shares constituting the Purchase Price. Within 90 days of closing, D-Vasive shall provide Buyer and Parent with written notice of the intended recipients of the shares of Common Stock and Parent shall use its best commercial efforts to honor such transfer request, including, without limitation, notice and any opinions of counsel to Parent’s transfer agent for its Common Stock and Sellers shall have the right to enforce such transfer request.

8.12. Incorporation of Exhibit and Schedules. The Exhibits and Schedules identified and/or attached to this Agreement are incorporated herein by reference and made a part hereof.

8.13. Counterparts. This Agreement and the Collateral Agreements each may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy hereof or thereof and all of which together will be deemed, respectively, to constitute one and the same agreement. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PARENT
MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name:	Robert B. Ladd
Title:	Chief Executive Officer and President

BUYER
MGT Cybersecurity, Inc.

By:	/s/ Robert B. Ladd
Name:	Robert B. Ladd
Title:	SoleDirector

SELLERS:

D-VASIVE, INC.

By:	/s/ Louis Franco III
Louis Franco III, President

Shareholders of D-Vasive

/s/ Louis Franco III
Name: Louis Franco III

/s/ John Thomas Clore
Name: John Thomas Clore

Future Tense Secure Systems Inc.

Name:	Tom Guscinski
Title:	President

Annex A

Allocation of Purchase Price Shares

	Escrow Shares	Closing Shares
Louis Franco III	0	1,500,000
John Thomas Clore	0	1,500,000
Future Tense Secure Systems Inc.	4,760,000	7,240,000
Holders of D-Vasive, Inc. Convertible Notes	0	8,800,000
Total	4,760,000	19,040,000

EXHIBIT A

ESCROW AGREEMENT

EXHIBIT B

LOCKUP AGREEMENT

EXHIBIT C

BILL OF SALE

EXHIBIT D

IP ASSIGNMENT

EXHIBIT E

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT F

FORM OF CONSULTING AGREEMENTS